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As filed with the Securities and Exchange Commission on August 28, 2000

Registration No. 333-43208

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
under
The Securities Act of 1933

ADAYTUM SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	7372	41-1914642
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2051 Killebrew Drive, Suite 400
Minneapolis, Minnesota 55425
(612) 858-8585
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

John David Guy Haddleton
Adaytum Software, Inc.
2051 Killebrew Drive, Suite 400
Minneapolis, Minnesota 55425-1820
(612) 858-8585
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Timothy S. Hearn, Esq.	Roy L. Goldman, Esq.
Dorsey & Whitney LLP	Fulbright & Jaworski L.L.P.
220 South Sixth Street	666 Fifth Avenue
Minneapolis, Minnesota 55402-1498	New York, NY 10103
(612) 340-2600	(212) 318-3000
Fax (612) 340-2868	Fax (212) 318-3400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    Adaytum Software, Inc. (the "Company") will pay the following fees and expenses in connection with the issuance and distribution of the securities registered hereby. All such expenses, except for the SEC registration, NASD filing and Nasdaq listing fees, are estimated. These amounts do not include underwriting commissions and discounts

SEC registration fee		$16,698
NASD filing fee		$6,825
Nasdaq National Market listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer Agent's and Registrar's fees	$	*
Printing and engraving expenses	$	*
Miscellaneous	$	*

Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (DGCL) authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

    As permitted by the DGCL, the Registrant's bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. As permitted by the DGCL, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of the director's fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

    The Registrant also intends to maintain director and officer liability insurance.

    The underwriting agreement filed as Exhibit 1.1 to this Registration Statement contains provisions indemnifying officers and directors of the Registrant against liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities

    Since July 1998 (incorporation), the Company has issued and sold the following securities that were not registered under the Securities Act:

       1. On December 31, 1998 the Company issued 10,810,000 shares of common stock in connection with a reorganization whereby Adaytum KPS Software Limited became a subsidiary of the Company. The Company issued these shares of its common stock to the 44 existing holders of the ordinary shares of Adaytum KPS Software Ltd., a limited company organized under the laws of

  England and Wales, in exchange for all of the outstanding ordinary shares of Adaytum KPS Software Ltd.

       2. On December 31, 1998 the Company issued 1,544,000 shares of Series A Preferred Stock in connection with a reorganization whereby Adaytum KPS Software Ltd. became a subsidiary of the Company. The Company issued these shares of its Series A Preferred Stock to the sole holder of the convertible ordinary shares of Adaytum KPS Software Ltd. in exchange for all of the outstanding convertible ordinary shares of Adaytum KPS Software Ltd.

       3. On December 31, 1998 the Company sold 4,322,035 shares of Series B Preferred Stock at $1.18 per share to seven accredited investors.

       4. At various times since December 31, 1998 the Company has granted stock options under its stock option plan covering an aggregate of 4,497,572 shares of the Company's common stock to 430 individuals, including 421 employees, 7 consultants and 2 directors of the Company.

       5. At various times since December 13, 1999 the Company has issued a total of 70,644 shares of common stock to 32 individual purchasers upon the exercise of stock options under its stock option plan at prices ranging from $1.00 to $3.00 per share.

       6. On October 6, 1999 the Company sold 2,071,056 shares of Series C Preferred Stock at $2.95 per share to seven accredited investors.

       7. On February 29, 2000 the Company issued 267,857 shares of common stock to the sole shareholder of Business Budget Management Solutions Pty Limited, a corporation organized under the laws of New South Wales, in return for all of the outstanding shares of equity stock of that corporation.

       8. On March 20, 2000 the Company sold 679,035 shares of Series C Preferred Stock at $2.95 per share to six accredited investors.

       9. On March 30, 2000 the Company issued two warrants to purchase 5,674 and 4,266 shares of common stock, respectively, at $5.86 per share to a provider of equipment financing in connection with the execution of financing agreements.

      10. On June 8, 2000 the Company issued a warrant to purchase 12,500 shares of common stock at an exercise price of $4.00 per share to an entity from which the Company licenses certain intellectual property in connection with the execution of an agreement and waiver relating to that intellectual property.

      11. On June 12, 2000 the Company issued a warrant to purchase 51,020 shares of common stock at an exercise price of $5.86 per share to a bank in connection with the establishment of a line of credit.

      12. On June 13, 2000 the Company sold 2,049,624 shares of Series D Preferred Stock at $8.55 per share to five accredited investors. $7,852,612 of the purchase price was paid in cash. The remainder of the purchase price consisted of non-cash consideration representing the value of having one of the investors as a strategic and global preferred partner for enterprise business planning solutions in selected vertical markets, which value the Company's Board of Directors determined to be approximately $9.7 million.

      13. On June 13, 2000 the Company issued a warrant to purchase 1,365,188 shares of common stock at an exercise price of $5.00 per share to one of its strategic partners in consideration of the benefits that the Company expected to receive as a result of the relationship.

      14. On July 27, 2000 the Company issued a warrant to purchase 5,841 shares of common stock at $8.56 per share to a provider of equipment financing in connection with the execution of financing agreements.

    The sale and issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on (a) Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, (b) Regulation S promulgated under the Securities Act as transactions involving issuance and sale to non-U.S. persons and or (c) Rule 701 promulgated under the Securities Act where the securities were offered and sold either pursuant to written compensatory benefit plans or pursuant to written contracts relating to compensation.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

Number	Description
1.1*	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Registrant, as currently in effect
3.2**	Bylaws of the Registrant, as currently in effect
4.1*	Specimen of Common Stock certificate
5.1*	Opinion of Dorsey & Whitney LLP
10.1**	BLN Office Park Lease dated September 16, 1998 by and between BLN Office Park Associates II Limited Partnership as Landlord and the Registrant as Tenant
10.2**	Lease Amendment No. 1 dated October 19, 1998 by and between BLN Office Park Associates II Limited Partnership as Landlord and the Registrant as Tenant
10.3**	Lease Amendment No. 2 dated January 7, 1999 by and between BLN Office Park Associates II Limited Partnership as Landlord and the Registrant as Tenant
10.4**	Lease Amendment No. 3 dated August 5, 1999 by and between BLN Office Park Associates II Limited Partnership as Landlord and the Registrant as Tenant
10.5**	Debenture dated January 23, 1995 between Adaytum KPS Software Limited and Lloyds Bank Plc
10.6**	Overdraft facility letter dated March 4, 1999 from Lloyds Bank Plc to Adaytum KPS Software Limited
10.7**	Overdraft facility letter dated May 11, 1999 from Lloyds Bank Plc to Adaytum KPS Software Limited
10.8**	Debenture dated November 24, 1997 between Adaytum Limited and Lloyds Bank Plc
10.9**	Loan and Security Agreement dated June 24, 1999 by and between Silicon Valley Bank and the Registrant
10.10**	Loan and Security Agreement dated June 8, 2000 by and between Silicon Valley Bank Commercial Finance Division and the Registrant
10.11**	Collateral Assignment, Mortgage and Security Agreement dated June 8, 2000 by and between Silicon Valley Bank and the Registrant.
10.12**	Security Agreement dated March 30, 2000 by and between Data Sales Co., Inc. and the Registrant
10.13**	Warrant dated March 30, 2000 issued to Data Sales Co., Inc.
10.14**	Warrant dated March 30, 2000 issued to Data Sales Co., Inc.
10.15**	Promissory Note dated March 20, 2000 made by the Registrant and payable to Data Sales Co., Inc.
10.16***	Warrant dated June 8, 2000 issued to Dyadic Systems Limited

10.17**	Warrant dated June 8, 2000 issued to Silicon Valley Bank
10.18***	Warrant dated June 12, 2000 issued to Andersen Consulting LLP
10.19**	Second Amended and Restated Registration Rights Agreement dated June 13, 2000 by and between the Registrant and certain holders of its stock
10.20***	J Engine Source License Agreement dated March 18, 1999 between Iverson Software Inc. and the Registrant
10.21***	Agreement dated June 8, 2000 by and between Dyadic Systems Limited and the Registrant
10.22***	Business Objects Americas Application Provider Agreement dated June 30, 2000 between Business Objects Americas, Inc. and the Registrant
10.23***	Global Alliance Agreement dated March 31, 2000 by and between Andersen Consulting LLP and the Registrant, with amendment and addendum
10.24**	Electronic Equipment Lease dated June 8, 1998 between Data Sales Co., Inc. and the Registrant
10.25**	Lease line letter agreement dated March 13, 2000 from Data Sales Co., Inc. to the Registrant
10.26**	Sale and lease back letter agreement dated March 29, 2000 from Data Sales Co., Inc. to the Registrant
10.27**	Lease line letter agreement dated July 6, 2000 from Data Sales Co., Inc. to the Registrant
10.28**	Share Acquisition Agreement dated February 29, 2000 by and between Michael Francis Giles Haddleton and the Registrant
10.29**	Promissory Note dated March 31, 2000 made by Michael Francis Giles Haddleton and payable to Adaytum Asia Pacific Pty Limited with pledge agreement
10.30**	1999 Stock Option Plan, as amended through June 12, 2000, with forms of option agreements
10.31**	Executive Employment Agreement dated February 29, 2000 by and between Michael Francis Giles Haddleton and Business Budget Management Solutions Pty Limited
10.32**	Offer letter dated March 11, 1998 between Adaytum, Inc. and Michael H. Mehr
10.33**	Acceptance letter dated March 16, 1998 between Adaytum, Inc. and Michael H. Mehr
10.34**	Employment Agreement dated March 16, 1998 by and between Adaytum, Inc. and Michael Mehr
10.35**	Employment Agreement dated March 15, 1999 by and between Adaytum, Inc. and Mark Galloway
10.36**	Employment Agreement dated March 15, 1999 by and between Adaytum, Inc. and Adam Their
10.37**	Employment Agreement dated March 19, 1999 by and between Adaytum, Inc. and Paul Hill
10.38**	Employment Agreement dated July 31, 2000 by and between Susan Strother and the Registrant
10.39**	Employment Agreement dated effective May 1, 2000 by and between Neal Bastick and the Registrant
10.40**	Employment Agreement dated July 31, 2000 by and between Julie Buske and the Registrant
10.41**	Expatriate Benefit Arrangements
16.1**	Letter re: change in certifying accountant
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit No. 5.1 to the Registration Statement)
24.1**	Powers of Attorney (included on signature page)
27.1**	Financial Data Schedule

*
To be filed by amendment.

**
Previously filed.

***
Filed herewith.

(b)
Financial Statement Schedules

    No financial statement schedules are required. The information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

      (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 28, 2000.

ADAYTUM SOFTWARE, INC.
By:	/s/ J. D. Guy Haddleton John David Guy Haddleton Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. D. Guy Haddleton John David Guy Haddleton	Chief Executive Officer, President, Director and Chairman (principal executive officer)	August 28, 2000
/s/ Michael H. Mehr Michael H. Mehr	Vice President, Finance & Administration; Treasurer and Secretary (principal financial and accounting officer)	August 28, 2000
* Bernard R. Fisher	Director	August 28, 2000
* Michael B. Gorman	Director	August 28, 2000
* C. Scott Killips	Director	August 28, 2000
* Robert E. Switz	Director	August 28, 2000

*By	/s/ J.D. GUY HADDLETON J.D. Guy Haddleton, Attorney-in-Fact

S-1

EXHIBIT INDEX

Exhibit Number	Document Description	Form of Filing
10.16	Warrant dated June 8, 2000 issued to Dyadic Systems Limited	Electronic Transmission
10.18	Warrant dated June 12, 2000 issued to Andersen Consulting LLP	Electronic Transmission
10.20	J Engine Source License Agreement dated March 18, 1999 between Iverson Software Inc. and the Registrant	Electronic Transmission
10.21	Agreement dated June 8, 2000 by and between Dyadic Systems Limited and the Registrant	Electronic Transmission
10.22	Business Objects Americas Application Provider Agreement date June 30, 2000 between Business Objects Americas, Inc. and the Registrant	Electronic Transmission
10.23	Global Alliance Agreement dated March 31, 2000 by and between Andersen Consulting LLP and the Registrant, with amendment and addendum	Electronic Transmission

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX